Wireless Ronin Reports Record Revenue for Fiscal Year 2010

Key highlights include:

•	Record revenue of $8.6 million in fiscal year 2010 represents a 71 percent increase year-over-year

•	Fourth quarter 2010 revenue increased to $2.9 million, an 89 percent increase from the prior year

•	Recurring hosting and support revenue increased 142 percent for fiscal 2010 year-over-year

•	Sales from RoninCast® software licenses increased 96 percent for fiscal 2010 year-over-year

•	Gross margin dollars increased 180 percent for fiscal 2010 year-over-year

•	Fourth quarter 2010 lowest quarterly cash burn of $1.1 million since initial public offering in November 2006

MINNEAPOLIS – March 2, 2011 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the fourth quarter and full year of 2010.

Fourth Quarter Results

Wireless Ronin reported revenue of $2.9 million for the fourth quarter of fiscal 2010, an 89 percent increase from $1.5 million in the fourth quarter of fiscal 2009.  As of December 31, 2010, the Company had received purchase orders totaling approximately $1.1 million for which it had not recognized revenue.  The increase in revenue for the fourth quarter of 2010 over the prior year resulted primarily from orders received from Chrysler for its Branded Tower program for 200 of its dealers.

The Company reported a fourth quarter net loss of $1.7 million, or $0.09 per basic and diluted share, compared to a net loss of $2.2 million, or $0.13 per basic and diluted share, one year ago. The improvement in the year-over-year net loss resulted from significant gross margin dollar improvement. Fourth quarter 2010 results also included costs of approximately $0.4 million, or $0.02 per basic and diluted share, of non-cash stock compensation expense compared to approximately $0.2 million, or $0.01 per basic and diluted share, in the fourth quarter of 2009.

Non-GAAP operating loss for the fourth quarter 2010 totaled $1.1 million, or $0.06 per basic and diluted share, compared to a non-GAAP operating loss of $1.7 million, or $0.10 per basic and diluted share, in the fourth quarter of 2009.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  Reconciliation to the GAAP operating loss on a quarterly basis is contained in a table following the audited financial information accompanying this release.

For the fourth quarter of 2010, gross margin averaged 46 percent, compared to a gross margin of 37 percent in the fourth quarter of fiscal 2009 and down from 50 percent from the third quarter of fiscal 2010.  The sequential decline was due primarily to additional costs incurred to fulfill the 200 dealer deployment of the Chrysler Branded Towers in those dealerships and related volume pricing. The Company continues to believe its gross margin will improve as its recurring hosting and support revenue base grows.

Cash and marketable securities, including restricted cash at December 31, 2010, totaled approximately $7.1 million.  The increase in cash and marketable securities from the prior quarter-end reflected the continued funding of the Company’s losses during the fourth quarter of fiscal 2010, offset by the proceeds from our registered direct stock offering.  Darin McAreavey, Wireless Ronin’s Senior Vice President and Chief Financial Officer, said, “Our cash burn for the fourth quarter of 2010 of $1.1 million was the Company’s lowest quarterly cash burn since going public and down sequentially from $1.5 million during the third quarter of 2010.  Our near term objective continues to be delivering a non-GAAP EBITDA break-even quarter. We believe that our November 2010 capital raise and continued access to our $2.5 million line-of-credit with Silicon Valley Bank provide us adequate working capital to fund our operations through 2011.”

Full Year Results

The Company achieved the following milestones in 2010:

•	Record revenue for fiscal 2010 of $8.6 million, an increase of 71 percent from the previous year
•	Record gross margin on a percentage basis, an improvement from 28 percent for fiscal 2009 to 47 percent for fiscal 2010
•	Record recurring and hosting revenue of $1.3 million, up 142 percent in fiscal 2010 from the previous year
•	Reduced quarterly cash burn from $1.8 million in the fourth quarter of 2009 to $1.1 million in the fourth quarter 2010, the lowest level since initial public offering

“2010 was a year of significant accomplishments,” said Scott W. Koller, Wireless Ronin’s President and Chief Executive Officer.  “Over the past year we have successfully demonstrated a business model capable of driving substantial revenue and margin growth.  As we move into 2011, we are extremely well positioned to capitalize on these efforts as our customers, such as Chrysler, continue to roll out our technology on a larger scale.  We believe the continued decline in hardware costs provides a more rapid ROI for our customers and will accelerate deployments in the future.”

Revenue for the full year 2010 totaled $8.6 million compared to $5.0 million for 2009.  The 71 percent increase in the Company’s revenue was due primarily to Chrysler, whose sales were up 457 percent from the previous year.   The Company’s net loss in 2010 totaled $7.9 million, or $0.44 per basic and diluted share, compared to $10.2 million, or $0.67 per basic and diluted share, in the prior year.  The improvement in the Company’s net loss from 2009 to 2010 was primarily the result of a 180 percent increase in gross margin dollars.

Non-GAAP operating loss for 2010 totaled $6.3 million, or $0.35 cents per basic and diluted share, versus a non-GAAP operating loss of $8.3 million, or $0.54 per basic and diluted share, for the prior year.

A conference call to review fourth quarter and full year 2010 results and to provide an update regarding customers within the Company’s key vertical markets is scheduled for March 2, 2011, at 3:30 p.m. CT. A live webcast of Wireless Ronin’s earnings conference call can be accessed on the investor section of its corporate website at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 368-6111 inside the United States or Canada, or by calling (631) 291-4139 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate website. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with conference ID 41020102.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® software as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from a central location and provides turnkey digital signage solutions.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, training, and support and hosting through our network operations center (NOC).  The company's common stock trades on the NASDAQ Capital Market under the symbol "RNIN".

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

Investor Contact

Darin P. McAreavey
Senior Vice President and Chief Financial Officer
dmcareavey@wirelessronin.com
952.564.3525

Media Contact

Erin E. Haugerud
Manager of Communications and Investor Relations
ehaugerud@wirelessronin.com
952.564.3535

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges.  We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding.  Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2011 bonus program is partially based upon the achievement of non-GAAP operating income (loss).  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above.   We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes either recurring non-cash items or non-recurring one-time charges. By continuing operations we mean the ongoing results of our business excluding certain one-time charges.  Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.  We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10.  Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense.  Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets.  By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business.  Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.  Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance.  Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations.  For example, we implemented significant workforce reductions and other changes to our management team during 2008 and 2009.   We do not expect restructuring-related charges to regularly recur in the future.  The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring.  Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	December 31,	December 31,
	2010	2009
	(audited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,064	$12,273
Accounts receivable, net of allowance of $35 and $51	2,522	1,096
Inventories	272	185
Prepaid expenses and other current assets	275	151
Total current assets	10,133	13,705
Property and equipment, net	1,019	1,242
Restricted cash	50	380
Other assets	40	20
TOTAL ASSETS	$11,242	$15,347

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$37	$-
Accounts payable	1,563	976
Deferred revenue	488	362
Accrued liabilities	571	251
Total current liabilities	2,659	1,589
Capital lease obligations, less current maturities	40	-
TOTAL LIABILITIES	2,699	1,589

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 19,233 and 17,614 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	192	176
Additional paid-in capital	91,138	88,371
Accumulated deficit	(82,278)	(74,395)
Accumulated other comprehensive loss	(509)	(394)
Total shareholders' equity	8,543	13,758
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,242	$15,347

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(audited)	(audited)
Sales
Hardware	$1,179	$634	$3,195	$1,878
Software	517	209	1,394	710
Services and other	1,208	694	3,978	2,421
Total sales	2,904	1,537	8,567	5,009

Cost of sales
Hardware	829	447	2,161	1,547
Software	35	16	109	21
Services and other	717	506	2,312	2,018
Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,581	969	4,582	3,586
Gross profit	1,323	568	3,985	1,423

Operating expenses:
Sales and marketing expenses	506	523	2,329	2,520
Research and development expenses	678	538	2,864	2,167
General and administrative expenses	1,625	1,482	5,963	6,218
Depreciation and amortization expense	165	188	684	771
Total operating expenses	2,974	2,731	11,840	11,676
Operating loss	(1,651)	(2,163)	(7,855)	(10,253)

Other income (expenses):
Interest expense	(19)	-	(58)	(6)
Interest income	6	9	30	76
Total other income (expense)	(13)	9	(28)	70
Net loss	$(1,664)	$(2,154)	$(7,883)	$(10,183)
Basic and diluted loss per common share	$(0.09)	$(0.13)	$(0.44)	$(0.67)
Basic and diluted weighted average shares outstanding	18,669	16,513	17,901	15,274

WIRELESS RONIN TECHNOLOGIES, INC.
2010 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2009					2010
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales	$1,433	$963	$1,076	$1,537	$5,009	$1,075	$1,916	$2,672	$2,904	$8,567

Cost of sales	1,160	743	714	969	3,586	651	1,002	1,348	1,581	4,582

Operating expenses	3,216	2,889	2,840	2,731	11,676	3,185	2,970	2,711	2,974	11,840

Interest expense	3	2	1	-	6	2	16	21	19	58

Other income, net	(43)	(16)	(8)	(9)	(76)	(10)	(8)	(6)	(6)	(30)

Net loss	$(2,903)	$(2,655)	$(2,471)	$(2,154)	$(10,183)	$(2,753)	$(2,064)	$(1,402)	$(1,664)	$(7,883)

Share based payment expense	187	183	152	176	698	153	178	218	369	918
(included in operating expenses & interest expense)

Weighted average shares	14,850	14,854	14,929	16,513	15,274	17,653	17,675	17,734	18,669	17,901

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,943)	$(2,669)	$(2,478)	$(2,163)	$(10,253)	$(2,761)	$(2,056)	$(1,387)	$(1,651)	$(7,855)

Adjustments:
Depreciation and amortization	199	193	191	188	771	176	171	172	165	684
Termination partnership agreement	-	(50)	-	100	50	-	-	-	-	-
Stock-based compensation expense	187	183	152	176	698	151	162	202	353	868
Severance	237	210	-	-	447	-	-	-	-	-

Total operating expense adjustment	623	536	343	464	1,966	327	333	374	518	1,552

Non-GAAP operating loss	$(2,320)	$(2,133)	$(2,135)	$(1,699)	$(8,287)	$(2,434)	$(1,723)	$(1,013)	$(1,133)	$(6,303)
Non-GAAP operating loss per common share	$(0.16)	$(0.14)	$(0.14)	$(0.10)	$(0.54)	$(0.14)	$(0.10)	$(0.06)	$(0.06)	$(0.35)